AgroFresh Solutions Reports Results for Third Quarter and First Nine Months of 2016

•	Third quarter 2016 sales of $61.2 million, compared to third quarter 2015 sales of $61.8 million.

•	Third quarter 2016 net income of $7.3 million compared to a net loss of $16.5 million for the third-quarter of 2015.

•	Cash used by operations for the first nine months of 2016 was $5.1 million compared with a use of $22.8 million in the same period in the prior year.

•	The Company now expects full year 2016 net sales to be $160 million to $165 million, and adjusted EBITDA[1] to be $77 million to $82 million.

November 9, 2016 -- AgroFresh Solutions, Inc. (“AgroFresh” or the “Company”) (NASDAQ: AGFS), a global leader in produce freshness solutions, announced financial results for the third quarter and nine months ended September 30, 2016. AgroFresh became a stand-alone company upon the closing of a transaction with The Dow Chemical Company (“Dow”) on July 31, 2015 (the “Business Combination”). AgroFresh is in the business of preserving and enhancing the quality and freshness of food, reducing food waste and improving productivity.

Jordi Ferre-CEO commented, “Our third-quarter performance was mixed in the face of a smaller than forecasted apple harvest, and more aggressive, price-driven competition. While we maintained a 90 percent-plus market share for SmartFresh, strategic pricing decisions were instituted in order to prevent significant long-term erosion of that leadership position. The diversification of the portfolio was enhanced as the number of acres treated with Harvista so far this year has increased by more than 50 percent, but were less than our prior projections. Other new product offerings are important longer term, but are not yet making meaningful revenue contributions. Given that our performance year-to-date for both sales and EBITDA are down compared with our first nine-month results in 2015, we cannot reasonably expect to make up all of that difference - nor grow -- in the fourth quarter.  As a result, we’re making adjustments to our full-year guidance.

Ferre added, “My immediate assessment as I joined the company is that the AgroFresh organization has operated largely in a world with limited competition and we are now adapting fast to the new reality, with smarter and more aggressive competitive strategies. We believe that there is significant untapped value in this business, and we urgently are implementing new strategies for converting our industry leading service and technical expertise into additional revenue streams while we continue to look for ways to diversify our portfolio through partnerships and acquisitions."

The Company now expects full year 2016 net sales to be $160 million to $165 million. The expected decrease is primarily attributable to a decline in the average price of SmartFresh in North America. Adjusted EBITDA for 2016 is expected to be between $77 million and $82 million, because of the lower anticipated net sales.

Financial Highlights for the Third Quarter of 2016

Net sales for the third quarter of 2016 were $61.2 million, versus $61.8 million in the third quarter of 2015.

Cost of sales for the third quarter of 2016 was $8.9 million, versus $46.2 million in the third quarter of 2015. The amount in the prior year period includes $38.7 million of amortization of inventory step up. If the amortization of inventory step-up is excluded, gross profit margin would have been 85 percent in the third quarter of 2016 versus 88 percent in the third quarter of 2015.

Research and development expenses for the third quarter of 2016 were $3.0 million, flat versus the third quarter of 2015. Selling, general and administrative expenses for the third quarter of 2016 were $15.2 million, compared with $14.6 million for the same period in the prior year.

1 Adjusted EBITDA and EBITDA are non-GAAP financial measures. Please see the information under “Non-GAAP Financial Measures” below for a description of Adjusted EBITDA, and the tables at the end of this press release for a reconciliation of non-GAAP financial measures to GAAP results.

Net income for the third quarter of 2016 was $7.3 million compared to net loss of $16.5 million in the same quarter of 2015. The increase in net income is attributable to the absence of inventory step up amortization costs, which were $38.7 million in the same period in the prior year. This increase was offset by additional interest expense of $5.2 million in the third quarter of 2016 as well as the recognition of income tax expense of $4.7 million in the third quarter of 2016 compared to the recognition of income tax benefit of $5.7 million in the same period in the prior year.

EBITDA was $36.8 million for the third quarter of 2016 compared to EBITDA of $36.1 million in the same quarter of 2015. The period-over-period change in EBITDA is mainly attributable to non-cash gains.

Financial Highlights for the First Nine Months of 2016

Net sales for the first nine months of 2016 were $108.0 million, down 4 percent from $112.3 million in the prior year period. The decrease was primarily attributable to lower net sales in the Southern Hemisphere in the first half of 2016.

Cost of sales for the first nine months of 2016 was $48.6 million, as compared to $56.3 for the first nine months of 2015. Included in these amounts were $30.4 million in the current year and $38.7 million in the prior year of amortization of inventory step up. If the amortization of inventory step-up is excluded, gross profit margin would have been 83 percent in the first nine months of 2016 versus 84 percent in the first nine months of 2015.

Research and development expenses for the first nine months of 2016 were $11.2 million, versus $13.5 million for the first nine months of 2015. The decline was driven by the discontinuation of certain projects following the Company’s separation from Dow. Selling, general and administrative expenses for the first nine months of 2016 were $49.4 million, versus $29.5 million for the prior year period, which include additional costs for severance payments and litigation, and expenses associated with being a public company.

Net loss for the first nine months of 2016 was $43.0 million compared with a net loss of $28.1 million for the first nine months of 2015. The increase in net loss is attributable to higher interest expense and selling, general and administrative costs, partially offset by taxes.

EBITDA was $35.5 million for the first nine months of 2016 compared with EBITDA of $51.5 million in the same period of the prior year. The period-over-period decline in EBITDA is attributable to higher selling, general and administrative costs.

Balance Sheet and Cash Flow

The balance sheet as of September 30, 2016 reflects long-term debt of $404.6 million and short-term debt of $4.3 million associated with the financing of the Business Combination. At September 30, 2016, the ending cash position for the Company was $44.7 million.

The Company used $5.1 million of cash in operating activities in the first nine months of 2016 compared to $22.8 million in the same period in the prior year.

Conference Call

The Company will conduct a conference call to discuss its third quarter 2016 results at 8:30 a.m. Eastern Time on November 9, 2016. To access the call, please dial (877) 407-4018 from the U.S. or (201) 689-8471 from outside the U.S. The conference call I.D. number is 13648899. The call will also be available as a live webcast with an accompanying slide presentation, which can be accessed on the “Events & Presentation” tab of the Investor Relations section of the Company’s website, www.agrofresh.com. All participants should call or access the website approximately 10 minutes before the conference call begins.

A telephonic replay of this conference call will also be available by dialing (844) 512-2921 (US) and (412) 317-6671 (International) from 11:30 am ET on November 9, 2016 until 11:59 pm ET on November 23, 2016.

Basis for Presentation

As a result of the Business Combination, the Company was identified as the acquirer for accounting purposes, and the AgroFresh Business, which is the business conducted by Dow prior to the closing of the Business Combination, through a combination of wholly-owned subsidiaries and operations of Dow, including through AgroFresh Inc. in the United States, is the acquiree and accounting Predecessor for periods prior to July 31, 2015 (the “Closing Date”). Where we discuss results for the three and nine month periods ended September 30, 2015, we are referring to the combined results of the Predecessor for the period from January

1, 2015 through the Closing Date and Successor for the period from August 1, 2015 through September 30, 2015. On the Closing Date, the Company, which was formerly named Boulevard Acquisition Corp., was re-named AgroFresh Solutions, Inc. and is the “Successor” for periods after the Closing Date, which includes consolidation of the AgroFresh Business subsequent to the Closing Date. The acquisition was accounted for as a business combination using the acquisition method of accounting, and the Successor financial statements reflect a new basis of accounting that is based on the fair value of net assets acquired. As a result of the application of the acquisition method of accounting as of the effective time of the Business Combination, the financial statements for the Predecessor period and for the Successor period are presented on different bases. The historical financial information of Boulevard Acquisition Corp. prior to the Business Combination has not been reflected in the Predecessor period financial statements as those amounts are not considered to be material.

Non-GAAP Financial Measures

This press release contains certain financial measures, in particular EBITDA and Adjusted EBITDA, which are not presented in accordance with GAAP. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they are used by the Company’s management to evaluate the Company’s performance. Management believes that these measures enhance a reader’s understanding of the financial performance of the Company, are more indicative of operating performance of the Company, and facilitate a better comparison between fiscal periods, as the non-GAAP measures exclude items that are not considered core to the Company’s operations.

In particular, EBITDA is a key measure used by the Company to evaluate its earnings performance. Previously, the Company used Adjusted EBITDA as its key earnings measure, consistent with the definition of Consolidated EBITDA in the Company’s Credit Agreement. While the Company plans to continue providing Adjusted EBITDA numbers through year-end 2016, beginning in 2017 it plans to discontinue reporting Adjusted EBITDA results. The Company believes this change will improve the transparency of the business and increase the comparability of the Company's results.

The Company does not intend for any of the non-GAAP financial measures contained in this release to be a substitute for any GAAP financial information. Readers of this press release should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures. Reconciliations of the non-GAAP financial measures EBITDA and Adjusted EBITDA to the most comparable GAAP measure are provided in the table at the end of this press release.

About AgroFresh

AgroFresh Solutions, Inc. (NASDAQ: AGFS) is a global industry leader in providing innovative data-driven specialty solutions aimed at enabling growers and packers of fresh produce to preserve and enhance the freshness, quality and value of fresh produce and to maximize the percentage of produce supplied to the market relative to the amount of produce grown. Its flagship product is the SmartFresh™ Quality System, a freshness protection technology proven to maintain firmness, texture and appearance of fruits during storage and transport. SmartFresh is currently commercialized in over 40 countries worldwide. Additionally the company has a number of different solutions and application technologies that have either been launched (Harvista, RipeLock, Landspring) or will be launched in the future that will extend its footprint to other crops and steps of the global produce supply chain. For more information, please visit www.agrofresh.com.

Investor Contact

Max Dutcher
FTI Consulting, Inc.
(212) 850-5677
Max.Dutcher@fticonsulting.com

Forward-Looking Statements

In addition to historical information, this release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements and are identified with, but not limited to, words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions (or the negative versions of such words or expressions). Forward-looking statements include, without limitation, information concerning the Company’s possible or assumed future results of operations, including all statements regarding financial guidance, anticipated future growth, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation. These statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s management’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks include, without limitation, the risk of increased competition; the ability of the business to grow and manage growth profitably; costs related to the Business Combination and/or related to operating AgroFresh as a stand-alone public company; changes in applicable laws or regulations, and the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in the Company’s filings with the SEC, which are available at the SEC’s website at www.sec.gov.

AgroFresh Solutions, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share and per share data)

	Successor
	September 30, 2016	December 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$44,677	$57,765
Accounts receivable, net of allowance for doubtful accounts of $1,463 and $190, respectively	75,259	66,418
Inventories	17,220	44,176
Other current assets	30,997	12,297
Total current assets	168,153	180,656
Property and equipment, net	9,746	4,606
Goodwill	62,373	56,006
Intangible assets, net	795,246	825,056
Deferred income tax assets — noncurrent	41,967	12,278
Other assets	3,185	4,072
TOTAL ASSETS	$1,080,670	$1,082,674

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$12,070	$13,924
Current portion of long-term debt	4,250	4,250
Income taxes payable	2,989	1,801
Accrued expenses and other current liabilities	65,515	47,595
Total current liabilities	84,824	67,570
Long-term debt	404,557	406,286
Other noncurrent liabilities	182,826	164,630
Deferred income tax liabilities — noncurrent	1,517	285
Total liabilities	673,724	638,771

Stockholders’ equity:
Common stock, par value $0.0001; 400,000,000 shares authorized, 50,584,943 and 49,940,548 shares issued and 49,923,562 and 49,528,214 shares outstanding at September 30, 2016 and December 31, 2015, respectively	5	5
Preferred stock; par value $0.0001, 1 share authorized and outstanding	—	—
Treasury stock; par value $0.0001, 661,381 and 412,334 shares at September 30, 2016 and December 31, 2015, respectively	(3,885)	(2,397)
Additional paid-in capital	475,395	472,494
Accumulated deficit	(63,629)	(20,640)
Accumulated other comprehensive loss	(940)	(5,559)
Total stockholders' equity	406,946	443,903
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,080,670	$1,082,674

AgroFresh Solutions, Inc.
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Successor	Predecessor	Successor	Successor	Predecessor	Successor
	Three Months Ended September 30, 2016	July 1, 2015 through July 31, 2015	August 1, 2015 through September 30, 2015	Nine Months Ended September 30, 2016	January 1, 2015 through July 31, 2015	August 1, 2015 through September 30, 2015
Net sales	$61,200	$2,157	$59,650	$107,996	$52,682	$59,650
Cost of sales (excluding amortization, shown separately below)	8,905	513	45,719	48,558	10,630	45,719
Gross profit	52,295	1,644	13,931	59,438	42,052	13,931
Research and development expenses	2,983	1,084	1,946	11,220	11,599	1,946
Selling, general, and administrative expenses	15,173	1,912	12,744	49,385	16,774	12,744
Amortization of intangibles	10,080	2,410	6,815	29,878	16,895	6,815
Change in fair value of contingent consideration	(1,569)	—	—	(4,969)	—	—
Operating income (loss)	25,628	(3,762)	(7,574)	(26,076)	(3,216)	(7,574)
Other (loss) income	(38)	—	(1,462)	16	—	(1,462)
Income (loss) on foreign currency exchange	924	2	(263)	682	8	(263)
Interest expense, net	(14,526)	—	(9,313)	(43,850)	—	(9,313)
Income (loss) before income taxes	11,988	(3,760)	(18,612)	(69,228)	(3,208)	(18,612)
Provision (benefit) for income taxes	4,676	(1,232)	(4,591)	(26,239)	10,849	(4,591)
Net income (loss)	$7,312	$(2,528)	$(14,021)	$(42,989)	$(14,057)	$(14,021)
Net income (loss) per common share:
Basic	$0.15	—	$(0.28)	$(0.87)	—	$(0.28)
Diluted	$0.15	—	$(0.28)	$(0.87)	—	$(0.28)
Weighted average shares outstanding:
Basic	49,567,735	—	49,457,847	49,385,733	—	49,457,847
Diluted	49,627,800	—	49,457,847	49,385,733	—	49,457,847

AgroFresh Solutions, Inc.
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Successor	Predecessor	Successor
	Nine Months Ended September 30,	January 1, through July 31,	August 1, through September 30,
	2016	2015	2015
Cash flows from operating activities:
Net loss	$(42,989)	$(14,057)	$(14,021)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	30,458	17,379	6,891
Accretion of contingent consideration	22,931	—	—
Decrease in contingent consideration	(4,969)	—	—
Stock based compensation	2,901	—	673
Amortization of inventory fair value adjustment	30,377	—	38,702
Amortization of deferred financing costs	1,696	—	—
Transaction costs	—	—	(4,637)
Deferred income taxes	(24,910)	(4,218)	(4,591)
Loss on sales of property	21	(12)	—
Other	850	—	(160)
Changes in operating assets and liabilities:
Accounts receivable	(8,520)	42,585	(53,877)
Inventories	(2,191)	(5,756)	580
Prepaid expenses and other current assets	(18,308)	—	(4,316)
Accounts payable	341	(798)	10,216
Accrued expenses and other liabilities	5,272	—	7,355
Income taxes payable	1,206	(36,070)	—
Other assets and liabilities	711	(4,651)	—
Net cash used in operating activities	(5,123)	(5,598)	(17,185)
Cash flows from investing activities:
Cash paid for property and equipment	(5,449)	(676)	(219)
Proceeds from sale of property	8	63	—
Acquisition of business, net of cash acquired	—	—	(625,541)
Restricted cash	—	—	220,505
Net cash used in investing activities	(5,441)	(613)	(405,255)
Cash flows from financing activities:
Proceeds from long term debt	—	—	425,000
Payment of debt issuance costs	—	—	(12,889)
Payment of revolving credit facility fees	—	—	(1,252)
Other financing costs	—	—	(7,776)
Repayment of long term debt	(3,188)	—	(1,063)
Proceeds from private placement	—	—	50,000
Borrowings under revolving credit facility	—	—	500
Repayments of revolving credit facility	—	—	(500)
Insurance premium financing	—	—	1,294

Repayment of term loan	—	—	(380)
Repurchase of warrants	—	—	—
Repurchase of stock for treasury	(1,488)	—	(920)
Cash transfers to/from parent, net	—	6,211	—
Net cash (used in) provided by financing activities	(4,676)	6,211	452,014
Effect of exchange rate changes on cash and cash equivalents	2,152	—	(903)
Net (decrease) increase in cash and cash equivalents	(13,088)	—	28,671
Cash and cash equivalents, beginning of period	57,765	—	84
Cash and cash equivalents, end of period	$44,677	$—	$28,755

Supplemental disclosures of cash flow information:
Cash paid for:
Interest	$18,460	$—	$4,141
Income taxes	2,487	—	—
Accrued purchases of property and equipment	35	—	—

GAAP to Non-GAAP Reconciliations

The following table sets forth reconciliations of the non-GAAP financial measures EBITDA and Adjusted EBITDA to the most closely comparable GAAP financial measure, net income (loss). See “Non-GAAP Financial Measures” above for more information.

	Successor	Predecessor	Successor	Successor	Predecessor	Successor
(in thousands)	Three months ended September 30, 2016	July 1, 2015 through July 31, 2015	August 1, 2015 through September 30, 2015	Nine Months Ended September 30, 2016	January 1, 2015 through July 31, 2015	August 1, 2015 through September 30, 2015
GAAP Net income (loss)	$7,312	$(2,528)	$(14,021)	$(42,989)	$(14,057)	$(14,021)
Provision (benefit) for income taxes	4,676	(1,232)	(4,591)	(26,239)	10,849	(4,591)
Amortization of inventory step-up(1)	—	—	38,702	30,377	—	38,702
Interest expense(2)	14,526	—	9,313	43,850	—	9,313
Depreciation and amortization	10,269	2,466	7,969	30,458	17,379	7,969
Non-GAAP EBITDA	$36,783	$(1,294)	$37,372	$35,457	$14,171	$37,372
Transaction and acquisition related costs	—	—	1,918	—	—	1,918
Share-based compensation	563	46	673	1,859	381	673
Share-based compensation related to severance(3)	739	—	—	1,349	—	—
Stand-alone costs and other	137	121	3,510	377	121	3,510
Research and development cost synergies(4)	—	450	—	—	3,249	—
Severance related costs(3)	1,218	—	—	2,977	—	—
Other non-recurring costs(5)	3,529	—	442	13,272	383	442
Loss (gain) on currency translation	(924)	—	264	(682)	—	255
Mark-to-market adjustments, net(6)	(1,569)	—	1,450	(4,969)	—	1,450
Pro forma deferred revenue(7)	—	(167)	—	—	(1,167)	—
Franchise and state taxes	(230)	—	$—	265	—	—
Non-GAAP Adjusted EBITDA	$40,246	$(844)	$45,629	$49,905	$17,138	$45,620
(1)    The amortization of inventory step-up related to the acquisition of AgroFresh is charged to income based on the pace of inventory usage.
(2)    Interest on the term loan, inclusive of accretion for debt discounts, debt issuance costs and contingent consideration.
(3)    Severance costs related to our former Chief Executive Officer, Chief Financial Officer, former President and other former personnel, including the net share-based compensation cost due to acceleration of vesting on restricted stock and forfeiture of stock options.
(4)    R&D savings related to two projects (Invinsa and IDC).
(5)    Non-recurring professional fees associated with becoming a stand-alone public company.
(6)    Non-cash fair value measurement adjustments related to the warrant liability and contingent liabilities.
(7)    Deferred revenue associated with a revenue agreement not included in the Business Combination.